Exhibit 10.24

[Form of Agreement for Messrs. Graeber, Cann, Fromm, Harden, Mack & Canny]

[GRAPHIC]	October 6, 2003

[name]

[Address]

Dear [name]:

Cable Design Technologies Corporation (the “Company”) considers the maintenance of a sound management to be essential to protecting and enhancing the best interests of the Company and its stockholders. In this connection, the Company recognizes that the possibility of a change in control may exist from time to time, and that this possibility, and the uncertainty and questions it may raise among management and employees, may result in the departure or distraction of management and other personnel to the detriment of the Company and its stockholders. Accordingly, the Company has determined that appropriate steps should be taken to encourage the continued attention and dedication of members of the Company’s management and other key employees, including you, to their assigned duties without the distraction that may arise from the possibility of a change in control of the Company.

This is not an employment contract nor does it alter your status as an at-will employee of the Company or, to the extent applicable, status under any employment agreement to which you and the Company or its subsidiaries may be a party (if applicable, an “Employment Agreement”). Subject to any Employment Agreement, just as you remain free to leave the employ of the Company at any time, so too does the Company retain its right to terminate your employment without notice, at any time, for any reason. However, the Company believes that, both prior to and at the time a change in control is anticipated or occurring, it is necessary to have your continued attention and dedication to your assigned duties without distraction. Therefore, should you still be an employee of the Company at such time, the Company agrees that you shall receive the severance benefits hereinafter set forth in the event your employment with the Company terminates in contemplation of or subsequent to a “change in control” (as defined in Section 2 hereof) under the circumstances described below.

For good and valuable consideration, the sufficiency and receipt of which is acknowledged, the Company and you agree as follows:

1. Term of Agreement; Amendment & Restatement. This Agreement shall commence on the date hereof and shall continue in effect through July 31, 2008; provided, however, that, if a change in control of the Company, as defined in Section 2 hereof, shall have occurred during the term of this Agreement, then this Agreement shall continue in effect until the date twenty-four months after the occurrence of change in control.

Except as provided in Section 3(a)(iii), this Agreement shall amended and restate the prior change of control agreement issued to you (the “Prior Change of Control Agreement”).

2. Change in Control. No benefits shall be payable hereunder unless there shall have been a change in control of the Company, as set forth below, and your employment by the Company or any of its subsidiaries shall have been terminated in accordance with Section 3 below. For purposes of this Agreement, a “change in control” shall be deemed to have occurred if:

(a) any “person” or “group” (as such terms are used in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 40% or more of the combined voting power of the Company’s then outstanding securities; or

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October 6, 2003

(b) there shall be consummated any consolidation, merger, reorganization or acquisition involving the Company unless following such event (i) the individuals and entities who were the beneficial owners of the outstanding voting securities of the Company immediately prior to such event beneficially own, directly or indirectly, more than 66 2-3% of the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such event in substantially the same proportions as their ownership immediately prior to such event and (ii) at least 66 2-3% of the members of the board of directors of the corporation resulting from such event were members of the board of directors at the time of the initial consideration of, or any action of the board relating to, such event; or

(c) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company (on a consolidated basis); or

(d) as the result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets, proxy or consent solicitation, contested election or substantial stock accumulation (a “Control Transaction”), the members of the Board immediately prior to the date the Company initiates, or is notified of, such Control Transaction (the “Incumbent Board”) shall thereafter cease to constitute at least 66 2-3% of the Board; provided, however, that for purposes of this clause (d) any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board.

3. Termination of Employment Following Change in Control.

(a) If at any time after the date hereof any of the events described in Section 2 hereof constituting a change in control of the Company occurs and in contemplation thereof, in connection therewith or within two years thereafter you involuntarily cease to be an employee of the Company or any of its subsidiaries for any reason other than termination for good cause (as hereinafter defined), disability (as hereinafter defined) or death or you terminate your employment with the Company and its subsidiaries for good reason (as hereinafter defined) then

(i) you shall be entitled to the benefits provided in Section 4(a) hereof; and

(ii) any options, restricted stock, long-term compensation, relocation allowance, profit sharing, matching contributions or other similar items (each a “Grant”) that are unvested shall vest, and, in the case of options or other items that have an expiration date, you shall be entitled to exercise such options or other items for a period of 90 days following such termination (or such longer term as provided therein); provided that this agreement shall not be deemed to amend the terms of any Grant issued prior to the date hereof, it being understood that the provisions of the Prior Change of Control Agreement shall continue to govern such Grant if this agreement were deemed to be an amendment of such terms; and

(iii) contributions on your behalf to any pension, profit sharing, 401(k) matching or similar plan shall be made, to the extent not previously made, for the period(s) (including any partial periods)

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October 6, 2003

up to the Date of Termination (defined below) (it being understood that to the extent such contributions are not mandatory, contributions in the amount consistent with prior contributions shall be made), and all amount under such plans shall vest; provided that if contributions are not permitted under the terms of the plan or would cause a material adverse tax or other impact on the Company, an amount equal to such contribution (grossed-up for federal, state and local taxes) shall be paid to you in lieu of the contribution; and

(iv) the Company shall provide you (or, if you die during such period, your family) with health benefits, at a level no less than those in effect prior to the change in control, for 24 months after such termination or, the extent that you are able to purchase health benefits at a level no less than those in effect prior to the change in control, reimburse you for COBRA payments for such period (in each case, together with a tax “gross-up” to offset the tax impact of such benefits or payment and gross-up); provided that such benefits shall terminate to the extent Executive receives equivalent or better coverage and benefits under the plans, programs and/or arrangements of any subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage or benefit-by-benefit basis); and

(v) the Company shall provided you with such other fringe benefits (including, without limitation, to the extent applicable automobile and related benefits but excluding contributions to profit sharing or retirement plans), for a period of 24 months after such termination at a level no less than that in effect prior to the change in control.

In the event of multiple changes of control during the term of this Agreement, the foregoing two year period shall re-start in the event of such subsequent change of control(s).

(b) For purposes of this Agreement: ”good cause” means (i) your conviction of any felony involving dishonesty, fraud or breach of trust with respect to the Company or its subsidiaries, or (ii) your willful engagement in gross misconduct in the performance of your duties that is materially and demonstrably injurious to the Company and its subsidiaries, which conduct is not cured after notice (any action or failure to act shall not be “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that the act, or failure to act was in the best interests of the Company and its subsidiaries); you shall be “disabled” if your inability to perform your normal duties on a full-time basis for 180 consecutive business days (or such shorter period as will suffice for you to qualify for full disability benefits under the applicable disability insurance policy or policies of the Company or its applicable subsidiaries) as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a qualified physician selected by the Company or its insurers and reasonably acceptable to you; and ”good reason” shall exist if, without your express written consent:

(i) you are assigned duties materially inconsistent with your position, duties, authorities, powers, functions, responsibilities and status with the Company and/or its subsidiaries as of the time of the change in control (excluding for purposes of establishing such “base” any adverse change made in contemplation of such change of control), excluding for this purpose isolated, insubstantial and inadvertent action(s) not taken in bad faith and remedied by the Company or applicable subsidiary promptly after receipt of notice from you; or

(ii) the Company or any of its subsidiaries reduces your annual base salary as in effect on the date hereof or as the same may be increased from time to time; or

(iii) the Company or any of its subsidiaries reduces your aggregate compensation and incentive and benefit package as in effect at the time of the change in control (excluding for purposes of establishing such “base” any adverse change made in contemplation of such change of control); or

(iv) the Company or any of its subsidiaries requires you regularly to perform your duties of employment beyond a fifty-mile radius from the location of your employment as of the time of the

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October 6, 2003

change in control (excluding for purposes of establishing such “base” any adverse change made in contemplation of such change of control); or

(v) the Company or any of its subsidiaries takes any other action which materially and adversely changes the conditions, or perquisites of your employment as in effect at the time of the change in control (including, without limitation, level of support services, staff, secretarial or other assistance, office space or accoutrements and excluding for purposes of establishing such “base” any adverse change made in contemplation of such change of control); or

(vi) the Company or any of its subsidiaries fails to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated by Section 11(a) hereof.

(c) For purposes of this Agreement, any purported termination by the Company or any of its subsidiaries or by you shall be communicated by written “Notice of Termination” to the other party hereto in accordance with Section 12 hereof. “Date of Termination” shall mean the effective date specified in the Notice of Termination as of which your employment terminates (which shall be not more than sixty (60) days after the date such Notice of Termination is given).

(d) The above provisions of this Section 3, and the provisions of Section 4, shall be applicable after a change in control has occurred, but not prior thereto (unless termination is in contemplation of or in connection with such change of control, in which case they shall apply).

4. Benefits Upon Termination.

(a) If your employment with the Company or any of its subsidiaries is terminated under circumstances which entitle you to benefits under this Section 4(a), then the amount of such benefits (which benefits shall be in addition to any other benefits to which you are entitled other than by reason of this Agreement, except as specifically set forth in Section 9) shall be equal to the sum of:

(i) unpaid salary with respect to any vacation days accrued but not taken as of the Date of Termination;

(ii) accrued but unpaid salary and bonus through the Date of Termination; and

(iii) any unreimbursed business expenses incurred prior to the Date of Termination; and

(iv) an amount equal to the product of:

(A) 2 times

(B) the sum of

(x)	your highest annual salary level in effect at any time during the three year period preceding the date the change in control occurs and

(y)	the average of the bonuses paid to you with respect to each of the three full fiscal years preceding the date the change of control occurs (or, if you have not been employed for three fiscal years, such shorter number of full fiscal years and partial fiscal years during which you’ve been employed, with any bonus paid during a partial fiscal year being annualized by multiplying the amount of such bonus by a fraction the numerator of which is 365 and the denominator of which is the number of days of employment during such fiscal year).

(b) Notwithstanding paragraph (a) of this Section 4, if all or any portion of the payments or benefits provided under this Agreement either alone or together with other payments or benefits which you

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October 6, 2003

receive or are then entitled to receive from the Company and any of its subsidiaries, would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the payments provided to you under Section 4(a) shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code; but only if, by reason of such reduction, your net after tax benefit shall exceed the net after tax benefit if such reduction were not made. “Net after tax benefit” for purposes of this Section 4 shall mean the sum of the total amount payable to you under this Section 4, plus all other payments and benefits which you receive or are then entitled to receive from the Company and any of its subsidiaries that would constitute a “parachute payment” within the meaning of Section 280G of the Code, less the amount of federal income taxes payable with respect to the payment and benefits described in (i) and (ii) above calculated at the maximum marginal income tax rate for each year in which such payments and benefits shall be paid to you (based upon the rate in effect for such year as set forth in the Code at the time of the first payment of the foregoing), less the amount of excise taxes imposed with respect to the payments and benefits described in (i) and (ii) above by Section 4999 of the Code. In connection with payments under this Agreement, the Company shall deliver to you a statement certified by a nationally recognized accounting firm (which may be the Company’s independent auditor) or law firm setting forth the calculation of all “parachute payments” within the meaning of Section 280G, a statement as to whether any excise tax will be imposed by Section 4999 of the Code and, if so, the amount of such tax, and the reduction of benefits contemplated by this paragraph to maximize net after tax benefits, together (in each case) with reasonable schedules showing the calculations and supporting documentation. The Company shall provide such other related information as reasonably requested. This provision shall apply only to the extent you are subject to Section 280G of the Code.

(c) The cash payment obligation of the Company under Sections 4(a) above shall be paid to you in a lump sum within ten days of the Date of Termination.

(d) Following any change of control, the Company will indemnify you to the fullest extent permitted under applicable laws against any claim, proceeding, lawsuit, investigation or other action (collectively, an “Action”) involving you in connection with, or relating to, your employment with the Company or its subsidiaries, and the Company will, to the fullest extent permitted under applicable laws, advance to you such expenses incurred by you in connection with your investigation and defense of any such Action. In addition, in connection with any change of control the Company shall, to the extent it is not the surviving corporation or to the extent that directors and officers insurance will not continue with respect to the period prior to the change of control on the same terms following the change of control purchase an extension on the Company’s directors & officers insurance to cover a period of 1 year following the change of control (or, if shorter, such maximum period that is available from the applicable insurance companies on commercially reasonable terms).

5. Default in Payment. Any payment not made within ten days after it is due in accordance with this Agreement shall thereafter bear interest, compounded annually, at the prime rate from time to time in effect at Citibank, N.A. (or any successor thereto).

6. No Assignment. No interest of you or your spouse or any other beneficiary under this Agreement, or any right to receive payment hereunder, shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind (except a transfer upon death of rights that have accrued prior to such death), nor may such interest or right to receive a payment or distribution be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against, you or your spouse or other beneficiary, including for alimony.

7. Unsecured Obligation. All rights of you and your spouse or their beneficiary under this Agreement shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of the Company or payment of any amounts due hereunder. Neither you nor your spouse or other beneficiary shall have any interest in or rights against any specific assets of the Company, and you and your spouse or other beneficiary shall have only the rights of a general unsecured creditor of the Company.

«FirstName» «LastName»

October 6, 2003

8. Confidential Information. You hereby acknowledge that, in the course of your employment, you will necessarily have access to become familiar with and, as an indispensable part of your employment, use trade secrets, customer lists and detailed customer-related information (some or all of which may constitute trade secrets), business plans, financial and other proprietary and confidential information (collectively “Confidential Information”) concerning the Company and its subsidiaries and that such knowledge and familiarity was and will continue to be of special, unique, and extraordinary value to the Company and its subsidiaries. You agree that you will not reveal or disclose to any unauthorized person, or take and use for your own account any Confidential Information concerning the Company or any of its subsidiaries unless and to the extent that (a) the information was or becomes available to you on a non confidential basis from a source which is not, to your knowledge, bound by a confidentiality obligation to the Company or any of its subsidiaries, (b) you are required by a court of competent jurisdiction or otherwise compelled by law to disclose such Confidential Information or (c) such disclosure is made by you in good faith in connection with your responsibilities and duties to the Company or any of its subsidiaries. Upon termination of employment, you agree to promptly return to the Company and its subsidiaries or destroy all materials and all copies of materials involving any Confidential Information in your possession or control. You also agree to represent to the Company in writing that you have complied with the provisions of the preceding sentence upon termination of employment. In no event shall a breach or alleged breach of this Section 8 be grounds for withholding or reclaiming payments under this Agreement.

9. Effect on Other Plans, Agreements and Benefits. Except to the extent expressly set forth herein, any benefit or compensation to which you are entitled under any agreement between you and the Company or any of its subsidiaries or under any plan maintained by the Company or any of its subsidiaries in which you participate or participated shall not be modified or lessened in any way, but shall be payable according to the terms of the applicable plan or agreement. The terms of this Agreement shall supersede any existing agreement between you and the Company or any of its subsidiaries executed prior to the date hereof to the extent any such agreement is inconsistent with the terms hereof. Notwithstanding the above, any benefits received by you pursuant to this Agreement shall be in lieu of any severance benefits to which you would otherwise be entitled under any general severance policy maintained by the Company or any of its subsidiaries for its management or other personnel.

10. Further Obligations of the Executive (Non-Compete). You agree that, in the event of any change of control where your employment is terminates and you are entitled to benefits contemplated by Section 4, and you receive such benefits and the Company otherwise complies with this Agreement, you shall not, for a period of two years after the Date of Termination, without the prior written approval of the Company’s then Chief Executive Officer, participate in the management of, be employed by or own any business enterprise at a location within the United States or Europe that engages in substantial competition with the Company or its subsidiaries, where such enterprise’s revenues from any competitive activities amount to 40% or more of such enterprise’s net revenues and sales for its most recently completed fiscal year. However, nothing in this Section 10 shall prohibit you from owning stock or other securities of a competitor amounting to less than five percent of the outstanding capital stock of such competitor. The Company’s remedy for breach of this Section 10 shall be to bring an action for equitable relief, and shall not affect the payments or benefits contemplated under this Agreement. You agree that the provisions of this Section 10 are reasonable. In the event a breach or threatened breach of this Agreement, the Company may apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

«FirstName» «LastName»

October 6, 2003

11. Successors; Binding Agreement.

(a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean Cable Design Technologies Corporation and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(b) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or if there is no such designee, to your estate.

12. Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when actually delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Chairman of the Company with a copy to the Secretary of the Company, or to such other address for either party as it may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

13. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing and signed by you and a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach of or failure to comply with any condition or provision of this Agreement by the other party hereto shall be deemed to be a waiver of any similar or dissimilar provisions or conditions at the same or any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

14. Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement and any exhibits and schedules hereto will be governed by the internal law, and not the law of conflicts of, the State of Delaware.

15. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

16. Counterpart. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

17. Survival. The obligations of the parties under this Agreement all survive the term of this Agreement.

18. Benefits Absolute; Enforcement. The Company’s obligation to pay the amounts and make the benefits and other arrangements provided in this Agreement shall be absolute and unconditional and shall not be affected by any circumstances, including without limitation any setoff, counterclaim, recoupment, defense or other right which the Company may have against you or anyone else. Each payment made under this Agreement by the Company shall be final, and the Company will not seek to recover any part of such payment from the Executive, or from whoever may be entitled to such payment, for any reason. The Company agrees to pay you all expenses (including reasonable legal fees and expenses) incurred by you in connection with any legal, arbitration or other proceeding to enforce or interpret this Agreement, so long as the Executive is not found by a competent court of law to be acting in bad faith, it being understood that such expenses shall, at your request, be advanced to you or such other person entity as you may designate.

«FirstName» «LastName»

October 6, 2003

* * * * *

If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company this letter and the enclosed copy of this letter which will then constitute our agreement on this subject. We will return the copy of this letter to you.

Sincerely, CABLE DESIGN TECHNOLOGIES CORPORATION

By:	,
at the direction of the Compensation Committee of the Board of Directors Name: Title:

Agreed to as of: October       , 2003